EXHIBIT 23.2

March 26, 2015

We have acted as counsel to Knightsbridge Shipping Limited (the "Company") in connection with the Company's Registration Statement on Form F-3 (File No. 333-     ) (the "Registration Statement") filed with the U.S. Securities and Exchange Commission (the "Commission") on March 26, 2015. We hereby consent to each reference to us and the discussions of advice provided by us under the heading "Legal Matters" in the Registration Statement, without admitting we are "experts" within the meaning of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder with respect to any part of the Registration Statement.

Very truly yours,

/s/ Seward & Kissel LLP